EXHIBIT 99.1

                     BION ENVIRONMENTAL TECHNOLOGIES, INC.

        Bion Announces Kreider Farms Groundbreaking Ceremony and Update

October 21, 2010. New York, New York. Bion Environmental Technologies, Inc. (OTC BB: BNET) announced today that there will be an official groundbreaking ceremony for its project at the Kreider Dairy Farm in Manheim, Pennsylvania, on November 10, 2010. Details of the groundbreaking ceremony, including time and location, will be posted on www.bionpa.com, a new website dedicated to Bion's Pennsylvania activities as described below.

Update

Since announcing the PA Department of Environmental Protection's (PA DEP) approval of the demonstration permit for the Kreider Farms project on August 12, 2010, http://www.biontech.com/news/docs/Bion.PR.100812.Permit%20
Approval.pdf, Bion has been carrying out a number of pre-construction activities including soil sampling and testing, engineering and survey work, final system design, and securing pricing and documentation required for the PENNVEST financing.

On October 6, 2010, Bion PA 1, LLC and Primus Builders, Inc. of Woodstock, Georgia executed a design-build contract to complete final designs and construct Bion's Nutrient Management Facility at Kreider Farms. Construction is anticipated to begin in late October/early November and with initial operations to begin at the end of January/beginning of February 2011, subject to contractor scheduling, equipment and materials delivery, weather and other factors. Primus has been working with Bion on the design process at Kreider Farms since the preliminary design phase of the project.

PENNVEST, the Pennsylvania Infrastructure Investment Authority, has scheduled a settlement date of October 27, 2010 for Bion's $7,754,000 loan to construct the Kreider Farms dairy waste treatment facility. Bion previously announced PENNVEST's approval for the low-interest project financing on January 28, 2009, http://www.biontech.com/news/pressreleases/release20090128.php.

Bion has submitted to the PA DEP its nutrient credit trading application for Phase 2 of the Kreider Farms project (as previously announced on August 23, 2010, http://www.biontech.com/news/docs/Bion.PR.100823.Poultry%20
Protocols.pdf). This application, which is currently in the review process, will (upon approval by the DEP) also provide certified nitrogen and phosphorus credits eligible to be sold as verified offsets under the Chesapeake Bay Tributary Strategy. The final total of verified credits will be based upon the results from actual operations of the renewable energy facility, as well as several other factors as described in the Bion-PA website overview.

Bion has established a website (www.bionpa.com) to provide the Chesapeake Bay watershed stakeholder community and Bion shareholders with a transparent means of communicating the projects' status and, upon completion, to publish data and results that will be consistent with Bion's credit verification plan. The Bion installation will demonstrate the technology's ability to generate real, measurable, permanent and verifiable nutrient reductions from unregulated non-point source livestock facilities such as the Kreider dairy. Bion's approved credit certification plan is unique in that it includes nitrogen credits from the reduction of ammonia emissions. The measurable and verified reductions to both the local watersheds and the Chesapeake Bay drainage basin will demonstrate the overall cost effectiveness of treating livestock waste at the source. Stakeholders and others will be able to post questions and comments that Bion staff will respond to, subject to the limitations imposed by SEC Regulation FD.
           ______________________________________________________

About Bion: Bion Environmental Technologies has provided environmental treatment solutions to the agriculture and livestock industry since 1990. Bion's patented next-generation technology provides a unique comprehensive treatment of livestock waste that achieves substantial reductions in nitrogen and phosphorus, ammonia, greenhouse and other gases, as well as pathogens, hormones, herbicides and pesticides. Bion's process simultaneously recovers cellulosic biomass from the waste stream to produce renewable energy.

Bion's technology enables development of large scale livestock facilities in strategic locations that provide greater efficiencies and dramatically reduced transportation costs but were previously impracticable due to their environmental impact. These environmentally-responsible, large scale facilities can be integrated with existing or new food processing and renewable energy production operations to substantially reduce risk and improve the economics of all partners. For more information, see Bion's website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the word 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Mark A. Smith                          Craig Scott
President                              Vice President-Capital Markets/IR
719-256-5329                           303-843-6191 direct